Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 15, 2022 and effective as of the Employment Effective Date (as defined below), is between Origin Inc., a Delaware corporation (the “Company”), and Dr. Terry Treadwell (“Executive”), an individual residing at 7736 Wynlakes Blvd., Montgomery, AL 36117.

WHEREAS, Company desires to retain the services of Executive to serve as Chief Clinical Officer; and

WHEREAS, Executive is willing to serve as Chief Clinical Officer, upon the terms, and subject to the conditions, of this Agreement.

NOW, THEREFORE, in consideration of the premises stated above and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.	Employment; Termination of Employment.

(a) Company shall employ Executive as Chief Clinical Officer, and he shall have such duties and responsibilities as are customarily associated with such position and assigned to him by the Chief Medical Officer of the Company (“CMO”) or the President or Chief Executive Officer (the “CEO”). Such duties will include, but will not be limited to:

(i) Participating in clinical strategy discussions, including but not limited to the selection of incremental indications to study both within wound-healing and outside;

(ii) Establishing and managing the Company’s clinical advisory boards and leading in the recruitment of advisory board members;

(iii) Assisting in the recruitment of clinical investigators for the Company’s proposed pivotal trial in diabetic foot ulcers (the “DFU Pivotal Trial”) and in the recruitment of a Principal Investigator for the DFU Pivotal Trial;

(iv) Playing a leading role in overseeing all clinical and regulatory aspects of the DFU Pivotal Trial;

(v) Designing and leading the Company’s proof-of-concept study program;

(vi) Establishing and refining the clinical and regulatory aspect of the Company’s marketing and advertising efforts focused on the wound-healing industry;

(vii) Guiding the Company’s in-house marketing team in the development of appropriate marketing materials;

(viii) Assisting in the development of a training program for clinicians using the Company’s technology; and

(ix) Participating in the commercial development of the Company’s therapeutic device and improvements thereto or similar devices.

(b) It is expressly agreed that the term of Executive’s employment by the Company (the “Employment Term”) shall only commence, and the respective rights and obligations of the Company and the Executive hereunder or at law or otherwise shall only become effective, as of the date on which the Company receives gross proceeds of at least fifteen million U.S. dollars (US$15,000,000) from any public or private financing, or series of related financings (such date, the “Employment Effective Date”).

(c) Commencing only on the Employment Effective Date, the Company shall employ Executive on an at-will basis, and accordingly, this Agreement may be terminated at will. “At-will” means that either party to this Agreement may terminate the employment and this Agreement at any time for any reason or no reason on no less than thirty (30) days’ prior written notice to the other party. Notwithstanding anything herein to the contrary, nothing herein shall be construed as a promise or agreement by or obligation of the Company to continue to employee Executive at any time during the period ending six (6) months from the date Employment Effective Date.

(d) Executive shall at all times report to and be managed under the direction of the CMO but will have continuous direct interaction with other members of the Company’s management and staff, including without limitation the CEO. .

(e) If Executive is terminated by the Company other than for “Cause” (as defined below), Executive shall (following the notice period provided for in Section 1I above) be entitled to a cash severance amount equal to fifty percent (50%) of the Executive’s then current Base Salary (as defined below), provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit “A.” If Executive declines to sign and return the General Release, then the Company may terminate his employment and Executive shall not be entitled to any further pay or benefits after his employment terminates. At its option, the Company may, after giving notice of termination without “Cause”, relieve Executive of his duties and pay him his salary during the thirty (30) day notice period without requiring him to perform any additional work.

(f) The Company may terminate Executive’s employment for Cause immediately without prior notice and without further obligation to Executive.

(g) If Executive resigns his employment for “Good Reason” (as defined below) he shall receive a cash severance amount equal to fifty percent (50%) of the Executive’s then current Base Salary, payable in twelve equal bi-monthly payments, provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit “A.”

(h) Subject to his continuing outside responsibilities as described in Section 2(i) below, Executive shall devote no less than fifty percent (50%) of his business time, labor, skill and energy to the business and affairs of the Company and to performing his duties and responsibilities to the Company as provided for herein. Executive shall perform Executive’s duties and responsibilities to the Company diligently, competently, faithfully, and to the best of his ability. Executive shall perform his duties at the Company’s principal business office or such other location as may be approved by the CMO or the CEO.

(i) It is understood and agreed that during the Employment Term, Executive shall have the right to continue to conduct wound care educational courses and to fulfil his duties to (i) the Institute of Advanced Wound Care in Montgomery, Alabama, (ii) the Symposium on Advanced Wound Care, (iii) the World Health Organization and (iv) Wounds Journal (collectively, the “Other Employment Arrangements”). Executive shall also be permitted to (x) maintain and oversee passive investments in, or be retained as a guest speaker to, companies that do not compete with the business of the Company and (y) be engaged in community and charitable service.

(j) Executive represents and warrants to the Company that (i) Executive has the right to negotiate and enter into this Agreement without breaching, interfering or conflicting with any other agreement, understanding or employment policy to which Executive is a party or otherwise subject, including, without limitation, those related to the Other Employment Arrangements, and (ii) Executive’s execution, delivery and performance of this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or employment policy or any judgment or order, in each case, to which Executive is a party or otherwise subject including, without limitation, those related to the Other Employment Arrangements. Executive acknowledges that this representation and warranty is a material inducement to the Company entering into this Agreement and in the event Executive breaches this representation and warranty, Executive agrees to indemnify and hold harmless the Company and its officers, directors, affiliates, successors and assigns from any and all claims, actions, losses, costs and damages, including, but not limited to, reasonable attorney’s fees and expenses incurred by the Company and such individuals or entities, as a result of or related to such breach.

2.	Compensation: Base Salary and Bonus.

(a) As compensation for his services, Company will pay Executive a cash salary of $250,000 (two hundred and fifty thousand dollars) per year in 24 equal bi-monthly installments (the “Base Salary”).

(b) Executive shall be eligible to receive an annual cash bonus of up to 30% (thirty percent) of his salary, pro-rated for the months he is employed. The Board of Directors of the Company or a designated committee thereof (the “Board”) shall have sole discretion over whether to pay a bonus and the amount of any bonus paid. Bonuses will be paid on or before March 31 of each year based on the previous year.

(c) All payments made under this Agreement shall be made subject to applicable tax withholdings and other withholdings required by applicable law.

3.	Benefits.

(a) Vacation Time. Executive shall be entitled to four (4) weeks paid vacation time per annum; provided, however, that all vacation time shall be pre-approved by the CMO or CEO, and Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. Executive shall not be permitted to carry over unused vacation time from year to year during the Employment Term, and unused vacation time shall not be paid out to Executive.

(b) Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in accordance with his duties and responsibilities hereunder, including, without limitation, telephone, travel, lodging, entertainment and other customary charges incurred by Executive on behalf of the Company in the performance of his duties hereunder, upon the presentation by Executive of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’s policies from time to time in effect.

(c) Health Benefits. Executive shall be entitled to receive health benefits in accordance with the Company’s group health plan on the same terms as other executive employees. The Company retains discretion to amend, alter, or discontinue the health plan and to amend, alter, or discontinue any benefits offered under it.

(d) Stock Options. Executive shall, at the discretion of the Board, be entitled to participate in the Company’s Equity Incentive Plan, a copy of which will be provided.

(e) Other. In addition, Executive shall receive such additional compensation or other benefits as are provided to Company employees generally and similarly-situated Company executives specifically, in each case as established by the Board in its discretion.

(f) Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by or on behalf of the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s organizational documents from and against any liabilities, costs, claims and expenses, including all reasonable costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Reasonable costs and expenses incurred by the Executive in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid or reimbursed by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement; provided, however, that the timing of any such payments or reimbursements shall be subject to the provisions of Section 7(c) of this Agreement. During the Executive’s employment with the Company and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.	Restrictions Respecting Confidential Information, Non-Competition, etc.

(a) Acknowledgment of Executive. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Company, Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, Executive acknowledges and agrees that the Company will be damaged if Executive were to breach or threaten to breach any of the provisions of this Section 4 or if Executive were to disclose or make unauthorized use of any confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 4. Accordingly, Executive expressly acknowledges and agrees that Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 4 are fair and reasonable and necessary to adequately protect the Company and its business.

(b) Confidentiality Agreement. Concurrently with the execution of this Agreement, Executive shall execute the Company’s standard form of Confidentiality and Intellectual Property Assignment Agreement (the “Confidentiality Agreement”), the terms and provisions of which are incorporated herein by reference as binding and operative provisions of this Agreement.

(c) Non-Compete. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company for any reason, Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business which is directly competitive with the business of the Company or any of its subsidiaries or affiliates, or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

(d) No Solicitation. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

(e) No Limitation. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(f) Specific Performance. Because the breach or any threatened breach of any of the provisions of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, Executive expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 4 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

(g) Challenge of Agreement by Executive. In the event Executive challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 4 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Executive is unemployed,

(h) Interpretation of Restrictions. Executive acknowledges that the type and periods of restriction imposed by this Section 4 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 9, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(i) Severability of Covenants. Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of this Section 4, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall modify any such unenforceable provision as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law; and/or if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Agreement, and the remainder of this Agreement shall be deemed and remain fully valid and enforceable.

5.	Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Executive and Company and any successor-in-interest to any of them.

6.	Arbitration.

(a) Any dispute involving Executive’s employment with Company, any of the terms or conditions of Executive’s employment with Company, or the interpretation or application of this Agreement, or the Confidentiality Agreement, shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association, pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, in Somerset County, New Jersey, or Mercer County, New Jersey, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction with the prevailing party being awarded reimbursement of the arbitration filing fees and fees of the arbitrators. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by AAA rules.

(b) Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

7.	Definitions of “Cause” and “Good Reason”; 409A Compliance

(a) Definition of “Cause.” (i) For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the repeated and demonstrated failure of Executive to substantially carry out the reasonable instructions of the CMO, the CEO or the Board, provided such instructions reasonably relate to and are not inconsistent with Executive’s management position and standing, which such conduct (if capable of being cured) is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (ii) the breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other hand, on the part of Executive to be observed or performed, which failure or breach is not cured (if capable of being cured) within fifteen (15) days after receipt of written notice thereof by Executive from the Company, (iii) Executive’s knowing and willful neglect or refusal for any reason to attend to Executive’s material duties and responsibilities under this Agreement which such conduct is not cured (if capable of being cured) within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (iv) any criminal liability of the Company which was substantially caused by the conduct of Executive; or (v) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony.

(ii) For purposes of this Section 7(a), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(iii) Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct constituting Cause. The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Such paid leave will not constitute Good Reason.

(b) Definition of “Good Reason.” For purposes of this Agreement, the term “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material and continuing diminution in the Executive’s authority, duties or responsibilities under this Agreement relative to his authority, duties or responsibilities in effect immediately prior to such reduction;

(ii) a material change in the geographic location at which the Executive must primarily perform his duties to a point that is located more than fifty (50) miles from the Executive’s home in Montgomery, Alabama;

(iii) a material diminution by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time (unless such diminution is in connection with an equal percentage diminution in salary for all similarly situated officers of the Company);

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to the Executive under this Agreement;

(v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi) the assignment to the Executive of duties materially inconsistent with the duties associated with the positions described in Section 1 as such duties are constituted as of the effective date of termination.

provided, however, that such termination by the Executive shall only be deemed for Good Reason only if: (x) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (z) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

(c) (i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(iv) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) Executive’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(vi) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

8.	Miscellaneous.

(a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any amounts payable pursuant to this Agreement shall not be reduced by compensation the Executive earns on account of employment with another employer.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of the State of New Jersey, County of Mercer, or the United States District Court for the District of New Jersey, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original hereof, but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

(d) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit here from absent the express written consent of the party to be charged with such reliance or benefit.

(e) This Agreement may not be orally modified. This Agreement can be modified only by a written document, signed by Executive and the CEO.

(f) The parties acknowledge that they have not relied on any representation, promise, or agreement of any kind, oral or written, made to either of them in connection with their decisions to accept this Agreement, except for those set forth in this Agreement.

(g) This Agreement contains the entire agreement of the parties hereto concerning the subject matter contained herein and supersedes any other prior written, or oral, agreements between them. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement, whether oral or written, which are not fully expressed or referenced in the Agreements, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

(h) Executive represents and warrants that Executive has read this Agreement and Executive understands that this is an important legal document Executive hereby represents and warrants that Executive has been advised of his right to seek independent legal counsel in connection with the negotiation and execution of this Agreement and that Executive has either retained and has been represented by such legal counselor has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have set their hands hereto on the dates set forth below:

ORIGIN, INC.		DR. TERRY TREADWELL

/s/ Michael Preston	11/16/22	/s/ Terry Treadwell, M.D.	11/15/2022
		(signature)	(date)
		(signature)	(date)

Chairman and Chief Executive Officer
(title)

Michael Preston
(print name)

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated as of November 15, 2022 (the “Employment Agreement”), to which this form is attached, I, Dr. Terry Treadwell, hereby furnish Origin, Inc. (the “Company”), with the following release and waiver (this “Release”). Any capitalized term used but not defined in this Release will have the meaning ascribed to such term in the Employment Agreement.

In exchange for the consideration provided to me by the Employment Agreement upon my separation from the Company, I hereby generally and completely release the Company and its Affiliates and their respective directors, officers, employees, shareholders, partners, agents, attorneys, representatives, insurers, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release, except claims that the law does not permit me to waive by signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all foreign, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Fair Employment and Housing Act or any comparable Canadian statute.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by me of any claims or damages based on any right I may have to enforce the Company’s executory obligations under the Employment Agreement, or my eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to my liability as an employee or officer of the Company, or my rights pursuant to my stock awards (including any stock options, restricted stock or other awards granted to me by Parent) pursuant to their terms.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Non-Disclosure and Assignment Agreement, the Employment Agreement and the Non-Competition Agreement. Pursuant to the Non-Disclosure and Assignment Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company or its Affiliates and I must promptly return all property and documents (including all embodiments of proprietary information) of the Company and its Affiliates and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Non-Disclosure and Assignment Agreement, the Employment Agreement and the Non-Competition Agreement.

This Release covers both claims that I know about or suspect, as well as those I do not know about or suspect. I expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown and unsuspected claims, including, without limitation, § 1542 of the Civil Code of the State of California, and any other similar foreign, state, provincial or local laws, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXISTING HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: November 15,2022	/s/ Terry Treadwell, M.D.
	Name:	Dr. Terry Treadwell

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